Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, March 8, 2007

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

•	11.5 percent sequential improvement in operating performance before impairment charge
•	Strong revenue growth quarter-over-quarter and year-over-year due to acquisitions
•	Freestanding hospital division continues to deliver solid revenue and operating performance
•	Symphony integration and synergies ahead of plan, but Contract Therapy businesses achieve less than expected operating results

ST. LOUIS, MO, March 8, 2007--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and year ended December 31, 2006. Comparative results for the quarter and year follow.

	Quarter Ended		Full Year Ended
Amounts in millions,	December 31,		December 31,
except per share data	2006	2005	2006	2005
Consolidated Operating Revenues	$182.2	$123.4	$614.8	$454.3
Consolidated Operating Earnings (a)(c)(d)	4.7	3.5	21.0	33.3
Consolidated Net Earnings (Loss) (a)(b)(c)(d)	2.1	(31.8)	7.3	(17.0)
Consolidated Diluted Earnings (Loss) per Share	0.12	(1.89)	0.42	(1.01)

Contract Therapy Operating Revenues	103.4	61.2	331.6	232.2
Contract Therapy Operating Earnings (Loss)	(1.3)	3.4	(2.6)	12.7

HRS Inpatient Operating Revenues	32.0	34.8	130.8	141.2
HRS Outpatient Operating Revenues	11.8	11.9	49.0	48.7
HRS Operating Revenues	43.8	46.7	179.8	189.9
HRS Operating Earnings (c)	7.3	2.2	23.7	22.5

Freestanding Hospitals Operating Revenues	23.7	12.9	77.1	21.7
Freestanding Hospitals Operating Earnings (Loss)	—	(0.7)	0.6	(0.6)

Other Healthcare Services Operating Revenues	11.6	2.7	26.9	10.9
Other Healthcare Services Operating Earnings (Loss)	1.0	(0.1)	1.4	(0.1)

Equity in After Tax Loss of Affiliates (b)	—	(33.8)	(3.0)	(36.6)

(a)

Includes pretax stock-based compensation expense of $0.2 million and $1.7 million, or approximately $0.1 million and $1.0 million after tax, for the quarter and year ended December 31, 2006, respectively.

(b)

Includes after tax losses on RehabCare’s equity investment in InteliStaf of $2.8 million for the year ended December 31, 2006 and $33.7 million and $36.5 million for the quarter and year ended December 31, 2005, respectively.

(c)	Includes a pretax impairment charge on VitalCare intangible assets of $4.2 million for the quarter and year ended December 31, 2005.
(d)

Includes a fourth quarter 2006 pretax write-off of $2.4 million associated with internally developed software, a $0.2 million second quarter 2006 reversal of restructuring charges and a $1.2 million fourth quarter 2005 charge for a legal settlement related to our former Healthcare Staffing division. These amounts have not been allocated to the operating earnings of our business segments.

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

John H. Short, Ph.D., president and chief executive officer, commented, “Our operating revenues for the quarter increased 48 percent over the prior year primarily as a result of the inclusion of revenue from the Symphony Health Services acquisition, and the continued growth in our Freestanding Hospital business. We showed sequential improvement in profitability before an impairment charge, despite the challenges in absorbing the Symphony business which are affecting results in our Contract Therapy (CT) business.”

“We continue to be highly focused on the successful integration of Symphony and progress there remains on track. The realization of savings in back office costs is running ahead of schedule, and our dedication to the rapid implementation of new technology into the over 400 RehabWorks sites to improve our staff utilization and overall efficiency is moving along at a steady pace. We are on track to complete the roll out by the end of the second quarter. We are well on our way to achieving the expected $10 to $14 million in annual cost savings and productivity gains once the roll out of our technology is complete and we continue to generate operating efficiencies.”

Dr. Short continued, “We maintained the momentum in our Freestanding Hospital division, opening our eighth hospital during the fourth quarter and generated 113 percent growth in same store contribution year-over-year. We are confident that the continued growth of our Freestanding Hospital division, both organically and through acquisitions and joint ventures, will be an anchor for both our continuum of care and our strategic markets.”

Financial Overview of Fourth Quarter

Net revenues for the fourth quarter 2006 were $182.2 million compared to $123.4 million from the year ago quarter, an increase of 47.6 percent. Acquisitions accounted for $56.9 million of the year-over-year increase in revenue. The overall revenue increase reflects the acquisition of Symphony, the start-ups of Arlington Rehabilitation Hospital in Arlington, Texas in December 2005 and Northwest Texas Rehabilitation Hospital in Amarillo, Texas in October 2006 and the 2006 acquisitions of New Orleans, Louisiana based Louisiana Specialty Hospital in June and Midland, Texas based RehabCare Rehabilitation Hospital – Permian Basin in July. These increases were partially offset by $2.9 million lower revenues in the Hospital Rehabilitation Services division.

Consolidated net earnings were $2.1 million in the fourth quarter 2006 compared to net losses of $31.8 million in the fourth quarter 2005. Earnings (loss) per share on a fully diluted basis for the fourth quarter 2006 were $0.12 compared to $(1.89) for the same period last year.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

Consolidated net earnings for the fourth quarter of 2006 include a pretax charge of $2.4 million or $0.09 per diluted share after tax related to the write-off of an information systems project. During the fourth quarter and full year ended December 31, 2006, the Company recognized pretax stock-based compensation expense of approximately $0.2 million and $1.7 million, or approximately $0.01 and $0.06 per diluted share after tax, respectively.

The effective tax rate in the fourth quarter of 2006 was 9.8 percent to bring the effective tax rate for all of 2006 to 35.2 percent from the Company’s previous estimate of 39.5 percent. The decline in the effective tax rate is primarily attributable to a lower mix of taxable income in high tax rate states and due to the favorable resolution of certain previously accrued state tax exposures. Adjusting the full year 2006 effective tax rate to 35.2 percent resulted in an increase in diluted EPS of $0.04 for the fourth quarter and full year of 2006.

Consolidated net losses for the fourth quarter of 2005 include a $33.7 million loss, or $2.00 per diluted share, related to the Company’s equity investment in InteliStaf. The Company elected to abandon its remaining investment of $2.8 million in InteliStaf in the first quarter of 2006.

The Contract Therapy division’s net revenues for the fourth quarter of 2006 increased 69.0 percent to $103.4 million, compared to $61.2 million in the year ago quarter. The division’s operating loss for the quarter was $1.3 million compared to operating earnings in the prior year quarter of $3.4 million. As of December 31, 2006, the division operated in 1,197 locations versus 724 locations at December 31, 2005. The acquisition of Symphony’s RehabWorks’ operations, which added $41.8 million of revenue to the division, was the primary reason for the year-over-year fourth quarter increase in revenues and number of locations. Same store revenues for the legacy CT business grew at a rate of 3.3 percent.

Despite the substantial revenue growth, operating earnings for the division declined significantly year-over-year. This decline is partially attributable to operational challenges resulting from the integration of RehabWorks. Within the legacy CT business, revenue per minute of billable therapy service increased 2.2 percent from the prior year quarter, which was offset by a 1.4 percent decline in productivity, a 4.1 percent increase in wage and benefit rates and a 1.9 percent increase in contract labor usage.

RehabWorks’ labor and benefit costs per billable minute during the quarter were 15.5 percent higher than that of the legacy CT business primarily due to significantly higher contract labor usage, lower therapist productivity and higher therapist labor costs. The conversion and training of over one third of the RehabWorks facilities to RehabCare’s operating system in the fourth quarter also significantly contributed to RehabWorks’ higher labor costs. RehabWorks’ higher cost structure, however, is partially compensated for by a more favorable revenue mix that yields higher revenue per minute of billable therapy service than the legacy CT

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

business. Fourth quarter 2006 combined division operating earnings were also impacted by the inclusion of redundant Symphony costs that had not yet been eliminated.

The Hospital Rehabilitation Services division’s fourth quarter net revenues decreased 6.3 percent to $43.8 million, compared to $46.7 million in the year ago quarter. As of December 31, 2006, HRS operated 172 programs compared to 179 at December 31, 2005. During the year, acute rehab units (ARUs) decreased from 120 to 115.

HRS operating revenues were lower due to an 8.0 percent decline in inpatient revenues and a 1.1 percent decline in outpatient revenues. The decline in inpatient revenues is attributable to a 6.8 percent year-over-year decline in average units operated and pricing pressure. Acute rehabilitation revenue also continues to be negatively impacted by the 75% Rule despite the one year delay in the phase-in of the implementation of the rule. While same store 75% Rule qualifying admissions increased by 3.8 percent from the prior year, total same store ARU admissions for the fourth quarter of 2006 were down 2.8 percent from the fourth quarter of 2005. On a full year basis, 75% Rule qualifying admissions increased by 5.0 percent while total same store ARU admissions declined 2.9 percent. On average, our units are currently operating at the 65% compliance level. In the outpatient business, same store revenue growth of 6.5 percent was not enough to offset an 8.9 percent decline in the average number of units operated during the quarter.

Year-over-year operating earnings for the division improved by $5.1 million to $7.3 million. Lower SG&A and bad debt expenses were partially offset by the effects of fewer same store ARU discharges and higher labor costs. Inpatient revenue per discharge increased 2.1 percent while inpatient labor and benefit costs per discharge, including contract labor, increased 5.9 percent compared to the year ago quarter. Average revenue per unit of outpatient service increased 4.1 percent while outpatient labor and benefit costs per unit of service increased 5.6 percent compared to the year ago quarter. Fourth quarter 2005 operating earnings also included a pretax impairment charge on VitalCare intangible assets of $4.2 million.

The Freestanding Hospital division’s net revenues for the fourth quarter of 2006 increased 84.1 percent to $23.7 million, compared to $12.9 million in the year ago quarter. This division was formed in August 2005 with the acquisition of four MeadowBrook hospitals and has since been expanded to a total of eight hospitals which were in operation during the fourth quarter of 2006. The eighth hospital, an inpatient rehabilitation facility in Amarillo, Texas, admitted its first patient in October 2006. Operating earnings for the quarter were break-even compared to an operating loss in the prior year quarter of $0.7 million. The division experienced a 22.2 percent increase in same store revenue year-over-year.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

The division’s significant operating improvements on a same store basis were dampened by $0.9 million of start-up costs incurred by the division during the fourth quarter of 2006. The start-up costs relate to the Amarillo, Texas rehabilitation hospital and the North Kansas City, Missouri joint venture. The Amarillo facility also incurred $0.3 million of losses during its ramp-up following receipt of its Medicare licensure. The Company defines start-up costs as net operating losses incurred prior to approval of Medicare licensure.

Other Healthcare Services

Revenues from our Other Healthcare Services segment increased 16.1 percent sequentially to $11.6 million due largely to greater staff placement in our VTA Management Services business and new client growth from our two consulting businesses, Phase 2 Consulting and the Polaris Consulting Group. Operating earnings of $1.0 million were higher by $0.6 million sequentially also as a result of strong cost management programs instituted in all of the segment’s businesses.

Symphony Integration and Synergies

As previously reported, the Company expects to harvest $10-14 million of annualized cost savings and operational efficiencies by the end of 2007. To date, the integration and cost savings plans are ahead of schedule and the plan to close Symphony’s corporate office by June 30, 2007 is on track. Annualized net cost savings were approximately $6.1 million during the six months ended December 31, 2006. The net cost savings were achieved principally through headcount reductions in Symphony’s corporate offices offset by limited incremental cost additions in the Company’s corporate departments.

Balance Sheet

At December 31, 2006 the Company had approximately $9.4 million in cash and cash equivalents, $113.5 million in outstanding debt under its revolving credit facility and $7.1 million in subordinated long-term debt related to various acquisitions. During the fourth quarter of 2006, the Company paid down approximately $8.8 million in long term debt. Days sales outstanding increased sequentially from 77.1 days at September 30, 2006 to 77.9 days at December 31, 2006. The increase is due to an increase in Contract Therapy receivables partially offset by improvement in Freestanding Hospital receivables.

For the year 2006, the Company generated cash from operations of $19.5 million and expended approximately $14.9 million for capital expenditures for equipment, facility build-outs and information systems. The Company also expended approximately $136.0 million in cash, net of cash acquired, for the acquisition of new businesses.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

Legislative Update

In the fourth quarter, Congress provided relief to the industry by continuing the current auto-exception process for the Part B Therapy Caps through December, 2007 which benefits our contract therapy business. Congress also rescinded a proposed 5.1 percent physician fee schedule reduction which benefits our contract therapy and outpatient businesses as it relates to Part B services.

The Senate recently introduced Bill 543 calling for a permanent freeze to the implementation of the 75% Rule for inpatient rehabilitation hospitals at the 60% level and codifying the way fiscal intermediaries determine medical necessity. A companion bill in the House is anticipated.

In 2004, CMS established the 25% Rule for long-term acute care hospitals (LTACHs). Under the rule, reimbursement to LTACHs under the higher LTACH Prospective Payment System (PPS) payment schedule for patients admitted from a co-located hospital is limited to 25% of the patients referred from such co-located hospital. Reimbursement for patients that exceed the 25% level would be on the lower inpatient prospective payment system (IPPS) payment schedule. The Company’s LTACH in New Orleans, Louisiana has been statutorily exempt from that rule. On January 25, 2007, CMS issued a proposed new rule that would apply the 25% Rule to all LTACHs, including the nineteen that have been previously statutorily exempt. The Company vigorously opposes the new rule proposal. As a result of the proposed rule, during 2007 the Company could experience an impairment charge for some or all of the value of its $5.4 million intangible asset assigned to the statutory exemption.

2007 Margin Improvement Initiatives

The Company will not be providing annual revenue and earnings per share guidance for 2007. The following is a brief update of the most significant initiatives being implemented:

Contract Therapy

We believe that this segment can return to our historical 5-6% operating margins for the year of 2008. Several initiatives are being implemented including:

•	Continuing our review of low margin contracts with the objective of improving productivity, raising rates and exiting unprofitable business.
•	Reducing our reliance on contract labor through recruiting enhancements including the expansion of our campus relations initiatives.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

•	Revising the division’s sales criteria for new contracts and focusing sales efforts on the division’s 87 strategic markets. This may reduce the division’s backlog and openings in 2007.
•	Reorganizing the division’s operations to provide more focused oversight and training to its site level managers.
•

Completing the roll out of the RehabCare point-of-service technology platform to all RehabWorks sites by the end of the second quarter. This will continue to unfavorably impact productivity during this period.

Hospital Rehabilitation Services

We believe this segment will experience some modest growth in discharges in 2007. The division is currently operating at the 65% compliance threshold. Several initiatives are being implemented including:

•	Increasing the number of operating units.
•	Reorganizing management of the division to provide more oversight and training to field operations.
•	Improving performance of the division’s medical directors and aggressive management of the denial process.
•	Re-focusing on performance of the hospital-based outpatient segment.

Freestanding Hospitals

We anticipate mature facility EBITDA margins before corporate overhead of 17-19 percent. Several initiatives are being implemented including:

•

Opening one rehab hospital and one LTACH with substantial construction completed on a second LTACH in the second half of 2007. The start-up costs associated with these openings will impact second half operating profits.

•	Developing three to five new joint venture projects.

Other Healthcare Services

•	We anticipate continued growth in revenue and earnings in 2007.

Conclusion

Dr. Short concluded, “2006 has been a year of significant growth for RehabCare, albeit with some near term challenges that we are aggressively addressing to improve our market position and operating performance.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

We are encouraged by the sequential improvement in profitability before the asset impairment charge. As we move into 2007, we will be focused on improving our margins, cash flow, and reducing debt.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with nearly 1,400 hospitals and skilled nursing facilities in 43 states, the District of Columbia and Puerto Rico. The company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s fourth quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today. An online replay will be available until March 29, 2007. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on March 29, 2007. The dial-in number for the replay is (630) 652-3041 and the access code is 16800688.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS

of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS               Page 10

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating revenues	$182,247	$123,438	$614,793	$454,266
Costs & expenses
Operating	150,140	94,492	497,694	343,230
Selling, general & administrative:
Divisions	11,360	9,402	42,413	35,852
Corporate	9,501	8,737	37,034	27,051
Depreciation & amortization	4,191	3,060	14,537	10,655
Impairment of assets	2,351	4,211	2,351	4,211
Restructuring	—	—	(191)	—
Total costs & expenses	177,543	119,902	593,838	420,999

Operating earnings, net	4,704	3,536	20,955	33,267

Other income (expense), net	1	27	(50)	59

Interest expense, net	(2,411)	(123)	(5,031)	(375)
Earnings before income taxes, equity in net loss of affiliates and minority interests	2,294	3,440	15,874	32,951

Income taxes	(225)	(1,394)	(5,589)	(13,345)
Equity in net loss of affiliates	(17)	(33,826)	(3,029)	(36,588)
Minority interests	11	—	24	—

Net earnings (loss)	$2,063	$(31,780)	$7,280	$(16,982)

Diluted earnings (loss) per share	$0.12	$(1.89)	$0.42	$(1.01)
Weighted average diluted shares outstanding	17,289	16,821	17,243	16,751

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	Unaudited
	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$9,430	$28,103
Accounts receivable, net	153,688	85,541
Deferred tax assets	6,065	6,359
Other current assets	8,932	7,295
Total current assets	178,115	127,298

Property and equipment, net	31,833	27,495
Excess of cost over net assets acquired, net	167,440	94,960
Intangible assets	36,950	7,560
Investments in unconsolidated affiliates	3,295	6,324
Other assets	10,663	9,288
	$428,296	$272,925
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$5,559	$3,408
Payables & accruals	86,574	63,226
Total current liabilities	92,133	66,634

Long-term debt, less current portion	115,000	4,059
Other non-current liabilities	10,298	3,984
Minority interest	86	—
Stockholders’ equity	210,779	198,248
	$428,296	$272,925

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS                         Page 11

III. Operating Statistics
(Unaudited; dollars in thousands)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Contract Therapy
Operating revenues	$103,422	$61,209	$331,603	$232,193
Operating expenses	89,694	48,619	282,871	185,268
Division SG&A	6,164	4,091	21,826	16,121
Corporate SG&A (a)	6,883	3,938	22,812	13,953
Depreciation and amortization	1,953	1,117	6,661	4,190
Operating earnings (loss)	$(1,272)	$3,444	$(2,567)	$12,661

Average number of locations	1,251	765	1,018	749
End of period number of locations	1,197	724	1,197	724

Hospital Rehabilitation Services (HRS)
Operating revenues
Inpatient	$32,008	$34,805	$130,758	$141,152
Outpatient	11,808	11,935	49,040	48,680
Total	$43,816	$46,740	$179,798	$189,832
Operating expenses	30,268	31,702	126,604	129,921
Division SG&A	3,482	3,919	15,125	16,227
Corporate SG&A (a)	1,534	3,300	9,668	11,304
Depreciation and amortization	1,229	1,452	4,740	5,631
Impairment of intangible assets	-	4,211	-	4,211
Operating earnings	$7,303	$2,156	$23,661	$22,538

Average number of programs
Inpatient	136	146	137	145
Outpatient	39	43	41	42
Total	175	189	178	187

End of period number of programs
Inpatient	133	138	133	138
Outpatient	39	41	39	41
Total	172	179	172	179

Freestanding Hospitals
Operating revenues	$23,672	$12,860	$77,101	$21,706
Operating expenses	21,501	12,170	67,955	19,944
Division SG&A	482	774	1,983	1,380
Corporate SG&A (a)	790	188	3,676	243
Depreciation and amortization	874	477	2,844	793
Operating earnings (loss)	$25	$(749)	$643	$(654)

End of period number of facilities	8	5	8	5

Other Healthcare Services
Operating revenues (b)	$11,578	$2,692	$26,859	$10,891
Operating earnings (loss)	1,021	(95)	1,400	(58)

(a)

During the quarter and full year ended December 31, 2006, the Company incurred $216 and $1,697 of stock-based compensation expense. These costs have been allocated to the divisions as part of corporate SG&A.

(b)

Includes intercompany revenues, at market rates, of $241 and $568 for the quarter and full year ended December 31, 2006, respectively, and $63 and $356 for the quarter and full year ended December 31, 2005, respectively.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2006 RESULTS                Page 12

IV. Key Statistics

(Unaudited; dollars in thousands, except per share data)

	Q1	Q2	Q3	Q4
	3/31/06	6/30/06	9/30/06	12/31/06
	Actual	Actual	Actual	Actual
CONSOLIDATED P&L STATEMENT
Operating revenues	$121,718	$127,666	$183,162	$182,247
Costs and expenses:
Operating expenses	97,240	101,074	149,240	150,140
Selling, general and administrative:
Divisions	9,156	9,690	12,207	11,360
Corporate	8,549	8,080	10,904	9,501
Depreciation and amortization	2,904	2,957	4,485	4,191
Impairment of assets	-	-	-	2,351
Restructuring	-	(191)	-	-
Total costs and expenses	117,849	121,610	176,836	177,543

Operating earnings	$3,869	$6,056	$6,326	$4,704
Other income (expense), net	(39)	13	(25)	1
Interest expense, net	(68)	(153)	(2,399)	(2,411)
Earnings before income taxes, equity in net
loss of affiliates and minority interests	3,762	5,916	3,902	2,294

Income taxes	(1,486)	(2,337)	(1,541)	(225)
Equity in loss of affiliates	(2,841)	(102)	(69)	(17)
Minority interests	-	3	10	11

TOTAL NET EARNINGS	(565)	3,480	2,302	2,063

Diluted earnings per share	$(0.03)	$0.20	$0.13	$0.12

HOSPITAL REHABILITATION SERVICES
INPATIENT DIVISION
Acute
Average Number of Programs	120	120	119	117
Revenue	$31,105	$30,321	$30,145	$29,493
Patient Days	142,880	141,433	141,381	139,647
Discharges	11,671	11,607	11,546	11,337
Subacute (includes VitalCare)
Average Number of Programs	18	16	17	19
Revenue	$2,502	$2,305	$2,372	$2,515
Patient Days	38,398	32,323	32,295	31,371
Discharges	843	658	690	757
OUTPATIENT DIVISION
Average Number of Programs	42	43	40	39
Revenue	$12,844	$12,567	$11,821	$11,808
Patient Visits	299,003	292,203	272,800	266,237
TOTAL HOSPITAL REHABILITATION SERVICES
Operating Earnings	$5,525	$4,698	$6,135	$7,303
Operating Earnings Margin	11.9%	10.4%	13.8%	16.7%
CONTRACT THERAPY DIVISION
Average Number of Facilities	749	790	1,274	1,251
Revenue	$57,438	$63,053	$107,690	$103,422
Operating Earnings	$(1,334)	$703	$(664)	$(1,272)
Operating Earnings Margin	-2.3%	1.1%	-0.6%	-1.2%
Average Revenue per Facility	$76.7	$79.8	$84.5	$82.7
FREESTANDING HOSPITALS
Revenue	$15,153	$16,880	$21,396	$23,672
Operating Earnings	$(322)	$502	$438	$25
Patient Days	13,179	15,048	19,723	21,503
Discharges	725	820	1,091	1,255

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